EXHIBIT 99
T. ROWE PRICE GROUP REPORTS STRONG FIRST QUARTER RESULTS
Record Assets Under Management Reach Nearly $293 Billion;
Reelection of Directors Expected at Annual Meeting Today
BALTIMORE (April 26, 2006) — T. Rowe Price Group, Inc. (Nasdaq: TROW) today reported record quarterly net revenues of $429 million for the first quarter of 2006, net income of $116.7 million, and diluted earnings per share of $.84, an increase of nearly 22% from the $.69 per share reported for the first quarter of 2005. Comparable net revenues in the first quarter of 2005 were $357 million and net income was $94 million.
Operating expenses for the 2006 quarter were up $41 million, or about 20%, to $251 million. On January 1, 2006, the firm adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, and, for the first quarter of 2006, recognized $14.8 million of non-cash stock-based compensation expense using the fair value based method. Had T. Rowe Price applied the fair value method to recognize stock option-based compensation in the first quarter of 2005, compensation expense would have been increased $13.7 million, and the comparable pro forma diluted earnings per share would have been decreased to $.62 from the $.69 previously reported for that period. The fair value provisions of the new accounting standard have been applied on the modified prospective basis; accordingly, the company’s financial statements for any period prior to 2006 will not be restated.
Assets under management increased to a record $292.9 billion at March 31, 2006, up $23.4 billion from the previous high of $269.5 billion at the end of 2005, and up 24% from $235.9 billion at March 31, 2005. Net investor inflows during the first quarter of 2006 were a record $9.6 billion.

Financial Highlights
Investment advisory revenues were up 22%, or $65 million versus the 2005 quarter. Record average assets under management were $282 billion, more than $47 billion higher than the average of the 2005 first quarter.
Investment advisory revenues earned from the T. Rowe Price mutual funds distributed in the United States increased nearly $51 million. Mutual fund assets ended March 2006 at $185.2 billion, up $15 billion from the end of 2005. Net investor inflows added nearly $5.5 billion to mutual fund assets during the quarter and market valuation increases and income added an additional $9.5 billion to mutual fund assets. Net cash inflows were broadly distributed as investors added $2.5 billion into the U.S. stock funds, $1.9 billion into the international stock funds — primarily those investing in emerging markets, and $1.1 billion into bond and money market funds. The Growth Stock and Value funds together accounted for $1.7 billion of the funds’ total net inflows.
The series of target date Retirement Funds, which were started in 2002 to provide fund shareholders with single, diversified portfolios that invest in underlying T. Rowe Price funds that automatically adjust fund asset allocations as the investor ages, continue to be the source of a significant part of mutual fund asset growth. Nearly $1.6 billion of net inflows originated in the Retirement Funds during the first quarter of 2006. Total assets in these funds reached $10.4 billion at March 31, 2006, an increase of $2 billion since the end of 2005.
Investment advisory revenues earned from other managed investment portfolios, consisting of institutional separate accounts, sub-advised funds, sponsored mutual funds that are offered to non-U.S. investors, and variable insurance portfolios, increased $14 million to nearly $95 million. Ending assets in these portfolios were $107.7 billion, up $8.4 billion from the beginning of 2006. Market value gains increased these assets under management $4.3 billion and net investments added to these portfolios were $4.1 billion during the first quarter of 2006.
Operating expenses were $251 million in the first quarter of 2006, up $41 million from the 2005 period. The company’s largest expense, compensation and related costs, increased $33 million,

or 26% from last year’s quarter. The number of associates, their total compensation, and the costs of their employee benefits have all increased. The largest portion of the increase is attributable to the $14.8 million non-cash expense recognized for stock-based compensation.
Expenses in the 2006 quarter also reflect an increase in the interim accrual for bonus compensation, which is based on projected operating results for 2006 that consider the firm’s strong relative and risk-adjusted investment performance, continued growth in assets under management including new investment inflows, and sustained high-quality investor services. Lastly, modest increases in base salaries are made at the beginning of each year, and the average staff size increased about 5% over the twelve months ended March 31, 2006, primarily to handle increased volume-related activities and growth. At the end of the 2006 quarter, T. Rowe Price employed 4,404 associates.
Advertising and promotion expenditures increased 19% or $4.5 million versus the 2005 quarter. The company expects that its advertising and promotion expenditures in the second quarter of 2006 will be down about $8 million from the 2006 first quarter. While market conditions will dictate the exact level of future spending, advertising and promotion expenditures for the year 2006 are expected to be 5% to 10% higher than 2005. The company varies its level of spending based on market conditions and investor demand as well as its efforts to expand its investor base in the United States and abroad.
Net operating income was $179 million, up 21% or more than $31 million from the 2005 period. Net non-operating income increased $5.6 million to $7.6 million, primarily as the result of higher interest rates on larger money market mutual fund balances.
Overall, net income for the first quarter of 2006 was $116.7 million, $22.4 million more than the first quarter of 2005 when stock option-based compensation expense was not recognized in the financial statements.

Chairman Commentary
George A. Roche, the company’s chairman and president, commented: “The firm’s investment advisory results relative to our peers remain exemplary, with at least 72% of the T. Rowe Price funds across their share classes surpassing their comparable Lipper averages on a total return basis for the one-, three-, five-, and 10-year periods ended March 31, 2006. Similarly, the performance of our separately-managed and sub-advised accounts has also been strong when compared to their appropriate benchmarks. In addition, more than 60 of the T. Rowe Price stock and bond funds and their share classes, which account for nearly 76% of stock and bond fund assets under management, ended the first quarter with an overall rating of four or five stars from Morningstar. These four and five star-rated investments represent 58% of our rated funds and share classes, compared with 32.5% across the overall mutual fund industry.
“We continue to be encouraged by the healthy pace of net cash inflows across our multiple distribution channels into our separate and sub-advised accounts and mutual funds. Importantly, our sound financial position enables us to invest further in our business and gives us the flexibility to take advantage of industry or market opportunities. We are debt free and have cash and net liquid investments of more than $1 billion.
“Our strong first quarter performance was achieved during a period in which global equity markets overall produced solid gains. Although there are several headwinds that could create a more challenging investment environment moving forward, we are optimistic about the rest of 2006 and believe the financial markets can make moderate progress.”
In closing, Mr. Roche said: “We believe the outlook for our company remains very strong. Our diversified business model and broad range of investment portfolios are designed to compete well in a dynamic and increasingly global marketplace. Our combination of investment management excellence, world-class service focused on our clients’ interests, and an increasingly visible and respected brand, will serve to enhance our competitive position in the months and years ahead.”

Annual Meeting
During the Company’s annual meeting, which is scheduled for 10 a.m. today in Baltimore, stockholders are expected to reelect all 10 nominees to the Board of Directors. Stockholders are also expected to ratify the reappointment of KPMG LLP as the Company’s independent registered public accounting firm.
Other Matters
The financial results presented in this release are unaudited. The company expects that it will file its Form 10-Q Report for the first quarter of 2006 later today. The Form 10-Q will include more complete information on the company’s financial results.
Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 2 of the company’s Form 10-Q Report.
Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

Unaudited Condensed Consolidated Statements of Income
(in thousands, except per-share amounts)
Three months ended March 31,

	2006	2005
Revenues
Investment advisory fees	$353,885	$289,003
Administrative fees and other income	75,163	67,955
Investment income of savings bank subsidiary	1,255	1,003

Total revenues	430,303	357,961
Interest expense on savings bank deposits	982	890

Net revenues	429,321	357,071

Operating expenses
Compensation and related costs	159,997	127,142
Advertising and promotion	27,988	23,471
Depreciation and amortization of property and equipment	11,114	9,772
Occupancy and facility costs	19,573	18,319
Other operating expenses	32,125	31,086

	250,797	209,790

Net operating income	178,524	147,281

Other investment income	7,653	2,055
Credit facility expenses	95	95

Net non-operating income	7,558	1,960

Income before income taxes	186,082	149,241
Provision for income taxes	69,388	54,944

Net income	$116,694	$94,297

Earnings per share
Basic	$0.88	$0.72

Diluted	$0.84	$0.69

Dividends declared per share	$0.28	$0.23

Weighted average shares outstanding	132,015	130,266

Weighted average shares outstanding assuming dilution	138,981	136,742

Investment Advisory Revenues (in thousands)

	Three months ended
	3/31/2005	3/31/2006
Sponsored mutual funds in the U.S.
Stock	$173,499	$222,842
Bond and money market	34,693	36,237

	208,192	259,079
Other portfolios	80,811	94,806

	$289,003	$353,885

Assets Under Management (in billions)

	Average during
	the first quarter
	2005	2006	12/31/2005	3/31/2006
Sponsored mutual funds in the U.S.
Stock	$115.2	$146.4	$137.7	$151.4
Bond and money market	31.5	33.1	32.5	33.8

	146.7	179.5	170.2	185.2
Other portfolios	88.0	102.5	99.3	107.7

	$234.7	$282.0	$269.5	$292.9

Equity securities			$208.3	$230.4
Debt securities			61.2	62.5

			$269.5	$292.9

Condensed Consolidated Cash Flows Information (in thousands)

	Three months ended
	3/31/2005	3/31/2006
Cash provided by operating activities	$149,481	$181,169
Cash used in investing activities, including ($21,649) for additions to property and equipment and ($25,039) for investments in sponsored mutual funds in 2006	(20,673)	(49,758)
Cash used in financing activities, including stock options exercised of $33,561 and dividends paid of ($36,870) in 2006	(46,067)	(1,709)

Net increase in cash during the period	$82,741	$129,702

Condensed Consolidated Balance Sheet Information (in thousands)

	12/31/2005	3/31/2006
Cash and cash equivalents	$803,589	$933,291
Investments in sponsored mutual funds	264,238	300,978
Goodwill	665,692	665,692
Other assets	577,027	594,363
Total liabilities	(274,444)	(322,916)

Stockholders’ equity	$2,036,102	$2,171,408